Exhibit 10.23.3
JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
April 4, 2007
To: CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Chief Financial Officer
Telephone No.: 301-841-2866
Facsimile No.: 301-841-2307
Re: Call Option Transaction
Reference Number: 2741570
     If a Release Notice (as defined in the Letter Agreement (the “Letter Agreement”) dated as of February 13, 2007 between JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”), and CapitalSource Inc. (“Counterparty”)) has been delivered to JPMorgan pursuant to Section 2(a) of the Letter Agreement, this Confirmation shall become effective and shall, along with the letter agreement Reference Number 2480433 dated as of the date hereof between JPMorgan and Counterparty, amend and supersede all prior Confirmations regarding the Transaction (as defined herein), including, without limitation, the ISDA confirmation dated March 16, 2004 between Counterparty and JPMorgan (the “Original Confirmation”).
     The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between JPMorgan and Counterparty on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.
     The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein have the meanings assigned to them in the Counterparty’s Form S-4 Registration Statement (file number 333-140650) filed February 13, 2007, as amended (the “Form S-4”), relating to the Counterparty’s Senior Subordinated Convertible Debentures due 2034, (the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by the Counterparty pursuant to an Indenture dated as of the date hereof between Counterparty and Wells Fargo Bank, N.A., as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Form S-4 and this Confirmation, the Confirmation shall govern.
     Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1. This Confirmation evidences a complete and binding agreement between JPMorgan and the Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if JPMorgan and the Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law and United States dollars as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April 4, 2007

Option Style:	“Modified American”, as set forth under “Exercise and Valuation” below.

Option Type:	Call

Buyer:	Counterparty

Seller:	JPMorgan

Shares:	The common stock of Counterparty, par value USD 0.01 per Share (Exchange symbol “CSE”).

Number of Options:	As of any date, a number equal to the Conversion Rate (as defined in the Form S-4, as adjusted but without regard to (a) any provision in the Indenture allowing the Counterparty to unilaterally increase the Conversion Rate, without the occurrence of a Potential Adjustment Event, or (b) providing for make whole adjustments to the Conversion Rate pursuant to Section 14.07 of the Indenture), multiplied by 177,380 (which is the number of Convertible Notes in denominations of USD 1,000 issued by the Counterparty and outstanding, if any after the Exchange Offer Closing Date (as defined in the Letter Agreement)). For the avoidance of doubt, the Number of Options shall be reduced by (i) any Options exercised by the Counterparty upon an Early Exercise (as defined below) and (ii) any Options exercised by the Counterparty in respect of an Exercise Period (as defined below) relating to the Convertible Notes. In no event shall the Number of Options be less than zero.

Option Entitlement:	One Share per Option

Strike Price:	USD 24.6136

Premium:	A portion of the USD 49,797,160.37 (which Premium was paid to JPMorgan on the Premium Payment Date pursuant to the terms of the Original Confirmation).

Premium Payment Date:	March 19, 2004

Exchange:	The New York Stock Exchange

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares.

Exercise and Valuation:

Exercise Period:	Notwithstanding the Equity Definitions, the Exercise Period shall be, in respect of the Exercise Options (as defined below), each period commencing from the date a notice of conversion is submitted to the Counterparty by a holder of Convertible Notes to and including the fifth Exchange Business Day following the Conversion Date for such Convertible

Exercise Options:	The lesser of (i) the Number of Options and (ii) a number of Options equal to the Conversion Rate (but without regard to (a) any provision in the Indenture allowing the Counterparty to unilaterally increase the Conversion Rate, without the occurrence of a Potential Adjustment Event, or (b) providing for make whole adjustments to the Conversion Rate pursuant to Section 14.07 of the Indenture) of Convertible Notes surrendered to Counterparty for conversion times the number of such Convertible Notes.

Expiration Time:	The Valuation Time

Expiration Date:	In respect of any Exercise Options, the earlier of (i) March 15, 2009, (ii) the final day of the Exercise Period in respect of such Exercise Options, and (iii) the day the Number of Options is zero.

Multiple Exercise:	Applicable, as described herein.

Automatic Exercise:	Applicable; and means that in respect of any Exercise Period a number of Options not previously exercised hereunder equal to the Exercise Options shall be deemed to be exercised on the Expiration Date for the Exercise Period relating to such Exercise Options; provided that Counterparty has notified JPMorgan (in writing or orally) of the Conversion Date and the number of such Exercise Options one Exchange Business Day prior to such Expiration Date.

Valuation Time:	At the close of trading of the regular trading session on the Exchange

Early Exercise:	The Counterparty may at any time, and from time to time, from the Trade Date to and including February 14,

2009, exercise all or any portion of the unexercised Options as set forth in its notice of exercise to JPMorgan.

Settlement Terms:

Physical Settlement:	Applicable; provided that if and to the extent Counterparty is required to deliver cash in lieu of fractional Shares (or any fractional Shares) with respect to the settlement of Convertible Notes, the Calculation Agent shall adjust the settlement terms hereunder to account for delivery by JPMorgan to Counterparty of such cash or fractional Shares in the amount of such required delivery obligation.

Settlement Date:	For any Exercise Options relating to the conversion of Convertible Notes, the settlement date for Shares to be delivered under such Convertible Notes under the terms of the Indenture. For any Early Exercise, the Settlement Date shall be third Exchange Business Day following the delivery of a notice of exercise to JPMorgan.

Failure to Deliver:	Applicable

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 9.1(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Section 14.06(a) to Section 14.06(g) of the Indenture that would result in an adjustment to the Conversion Rate of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Conversion Rate pursuant to (a) any provision in the Indenture allowing the Counterparty to unilaterally increase the Conversion Rate, without the occurrence of a Potential Adjustment Event, or (b) make whole adjustments to the Conversion Rate pursuant to Section 14.07 of the Indenture.

Method of Adjustment:	Calculation Agent Adjustment, and means that, notwithstanding Section 9.1(c) of the Equity Definitions, upon any adjustment to the Conversion Rate of the Convertible Notes pursuant to the Indenture (other than (a) any provision in the Indenture allowing the Counterparty to unilaterally increase the Conversion Rate, without the occurrence of a Potential Adjustment Event, or (b) make whole adjustments to the Conversion Rate pursuant to Section 14.07 of the Indenture), the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.

Extraordinary Events applicable to the Transaction:

Merger Events:	Notwithstanding Section 9.2(a) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 14.08 of the Indenture.

Consequence of Merger Events:	Notwithstanding Section 9.3 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional shares (a) as a result of any provision in the Indenture allowing the Counterparty to unilaterally increase the Conversion Rate, without the occurrence of a Potential Adjustment Event, or (b) as set forth in Section 14.07 of the Indenture.

Additional Termination Events:	If an event of default with respect to Counterparty shall occur under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture, then such event shall constitute an Additional Termination Event applicable to this Transaction and, with respect to such event (i) Counterparty shall be deemed to be Affected Party and JPMorgan shall be deemed to be the party that is not the Affected Party and (ii) JPMorgan shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

4. Calculation Agent:	JPMorgan, whose calculations and determinations shall be made in good faith and in a commercially reasonable manner, including with respect to calculations and determinations that are made in its sole discretion.
5. Account Details:
(a)	Account for payments to Counterparty:
Bank of America, New York
ABA: 026009593
Acct Name: CapitalSource Finance LLC
Acct No.: 003930250176
Account for delivery of Shares to Counterparty:
To be determined in advance of any such delivery.

(b)	Account for payments to JPMorgan:
JPMorgan Chase Bank, National Association, New York
ABA: 021 000 021
Favour: JPMorgan Chase Bank, National Association – London
A/C: 0010962009 CHASUS33
Account for delivery of Shares from JPMorgan:
DTC 0060
6. Offices:
The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
The Office of JPMorgan for the Transaction is: New York
JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England
7. Notices: For purposes of this Confirmation:
(a)	Address for notices or communications to Counterparty:
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attention: Chief Financial Officer
Telephone No.: 301-841-2866
Facsimile No.: 301-841-2307
Address for notices or communications to JPMorgan:
JPMorgan Chase Bank, National Association
277 Park Avenue, 11th Floor
New York, NY 10172
Attention: Eric Stefanik
Title: Operations Analyst
EDG Corporate Marketing
Telephone No: (212) 622-5814
Facsimile No: (212) 622-8534
8. Representations, Warranties of the Counterparty
(a)	The Counterparty hereby represents and warrants to JPMorgan that the Counterparty has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as set forth or incorporated by reference in or contemplated by the Form S-4 related to the Exchange Offer (as defined in the Letter Agreement); and the Counterparty is duly authorized, qualified or registered, as the case may be, to do business as a foreign corporation in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such authorization, qualification or registration, except where the failure to obtain such authorization, qualification or registration would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, management or results of operations of the Counterparty and its subsidiaries, taken as a whole (“Material Adverse Effect”).

(b)	The Counterparty hereby represents and warrants to JPMorgan that the Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on the Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by the Counterparty and constitutes its valid and binding obligation, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(c)	The Counterparty hereby represents and warrants to JPMorgan that neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of the Counterparty hereunder will conflict with or result in a breach of the Delaware General Corporation Law, the Counterparty’s Second Amended and Restated Certificate of Incorporation, as amended from time to time (the “Charter”), or by-laws (or any equivalent documents) of the Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Counterparty or any of its subsidiaries is a party or by which the Counterparty or any of its subsidiaries is bound or to which the Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of the Counterparty and its subsidiaries filed as exhibits to the Counterparty’s annual, quarterly and current reports filed and other filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference in the Form S-4 (such reports and filings, collectively, the “Incorporated Documents”).

(d)	The Counterparty hereby represents and warrants to JPMorgan that no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by the Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933 or state securities laws.

(e)	The Counterparty hereby represents and warrants to JPMorgan that except as set forth or incorporated by reference in the Form S-4, there are no pending actions, suits or proceedings against or affecting the Counterparty, any of its subsidiaries or any of their respective properties that, if determined adversely to the Counterparty or any of its subsidiaries, would individually or in the aggregate have, or reasonably be expected to have, a Material Adverse Effect, or would materially and adversely affect the ability of the Counterparty to perform its obligations under this Confirmation; and no such actions, suits or proceedings are, to the Counterparty’s knowledge, threatened or contemplated.

(f)	The Counterparty hereby represents and warrants to JPMorgan that the Form S-4 and the documents incorporated by reference therein do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)	The Counterparty hereby represents and warrants to JPMorgan that the Counterparty is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended).

(h)	The Counterparty hereby represents and warrants to JPMorgan that the Counterparty is not an “investment company” or a company “controlled” by an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

(i)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the letter (the “Waiver”) dated as of February 13, 2007 delivered by Counterparty to JPMorgan and entitled “Waiver of Ownership Limit”; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and the Waiver has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(j)	Assuming the accuracy of the representations made by JPMorgan in the certain letter to the Counterparty dated February 13, 2007, neither the execution and delivery of the Waiver nor the incurrence or performance of obligations of Counterparty thereunder will conflict with or result in a breach of the Charter or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of Counterparty or any of its subsidiaries filed as exhibits to the Incorporated Documents.
9. Other Provisions:
(a)	No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party nor any of its agents is acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or any of its agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(b)	Share De-listing Event. If at any time during the period from and including the Trade Date, to and including March 15, 2009, the Shares cease to be listed or quoted on the Exchange for any reason (other than a Merger Event as a result of which the shares of common stock underlying the Options are listed or quoted on The New York Stock Exchange, The American Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors) (the “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange, then Cancellation and Payment (as defined in Section 9.6 of the Equity Definitions treating the “Announcement Date” as the date of first public announcement that the Share De-Listing will occur and the “Merger Date” as the date of the Share De-Listing) shall apply, and the date of the de-listing shall be deemed the date of termination for purposes of calculating any payment due from one party to the other in connection with the cancellation of this Transaction. If the Shares are immediately re-listed on a Successor Exchange upon their de-listing from the Exchange, this Transaction shall continue in full force and effect, provided that the Successor Exchange shall be deemed to be the Exchange for all purposes hereunder. In addition, the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction in accordance with Calculation Agent Adjustment method as defined under Section 9.1(c) of the Equity Definitions.

(c)	Repurchase Notices. Counterparty shall give JPMorgan written notice of any repurchase of Shares (a “Repurchase Notice”) at least ten Exchange Business Days prior to effecting such repurchase if, after giving effect to such repurchase, the fraction (x) the numerator of which is the sum of (A) the product of (a) the Number of Options multiplied by (b) the Option Entitlement; plus (B) the product of (a) the Number of Options for the Call Option Transaction Reference Number 2480433 between Counterparty and JPMorgan relating to the USD 225,000,000 principal amount of the 1.25% Senior Convertible Debentures due 2034 (the “Other Call Option Transaction”) multiplied by (b) the Option Entitlement for the Other Call Option Transaction; plus (C) the product of (a) the Number of Warrants for the Warrant Transaction Reference Number 2480428 between Counterparty and JPMorgan (the “Warrant Transaction”) multiplied by (b) the Warrant Entitlement for the Warrant Transaction and (y) the denominator of which is the number of Counterparty’s Shares outstanding on such day (such fraction expressed as a percentage, the “Option Equity Percentage”) would be greater than 10.14%. Such Repurchase Notice shall set forth the number of Shares to be outstanding after giving effect to the relevant Share repurchase. In connection with any delivery of any Repurchase Notice to JPMorgan, Counterparty shall (x) concurrently with or prior to such delivery, publicly announce and disclose the relevant repurchase or (y) represent and warrant in such Repurchase Notice that the information set forth in such Repurchase Notice does not constitute material non-public information with respect to Counterparty or the Shares.

(d)	Conversion Rate Adjustments. Counterparty shall provide to JPMorgan written notice (such notice, a “Conversion Rate Adjustment Notice”) at least ten Exchange Business Days prior to consummating or otherwise executing or engaging in any transaction or event, other than a publicly announced cash dividend payment (a “Conversion Rate Adjustment Event”), that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), other than an increase pursuant to Section 14.06(a) of the Indenture, which Conversion Rate Adjustment Notice shall set forth the new, adjusted Conversion Rate after giving effect to such Conversion Rate Adjustment Event (the “New Conversion Rate”); provided that no such Conversion Rate Adjustment Notice needs to be provided unless, after giving effect to such Conversion Rate Adjustment Event, the Option Equity Percentage would be greater than 10.14%. In connection with the delivery of any Conversion Rate Adjustment Notice to JPMorgan, Counterparty shall (x) concurrently with or prior to such delivery, publicly announce and disclose the Conversion Rate Adjustment Event or (y) concurrently with such delivery, represent and warrant that the information set forth in such Conversion Rate Adjustment Notice does not constitute material non-public information with respect to Counterparty or the Shares.

(e)	Regulation M. The Counterparty was not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in sections 101(b)(10) and 102(b)(7) of Regulation M. The Counterparty shall not, until the fifth Exchange Business Day immediately following the Trade Date, engage in any such distribution.

(f)	No Manipulation. The Counterparty is not entering into this Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of Section 9 of the Exchange Act.

(g)	Board Authorization. Each of this Transaction and the issuance of the Convertible Notes was approved by its board of directors and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s board of directors will have duly authorized any repurchase of Shares pursuant to this Transaction. Counterparty further represents that there is no internal policy, whether written or oral, of Counterparty that would prohibit Counterparty from entering into any aspect of this Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(h)	Transfer or Assignment. Neither party may transfer any of its rights or obligations under this Transaction without the prior written consent of the non-transferring party; provided that if, as determined at JPMorgan’s sole discretion, (i) its “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) exceeds 8.0% of Counterparty’s outstanding Shares, (ii) the Option Equity Percentage exceeds 10.14% or (iii) J.P. Morgan Chase & Co’s (“Bank”) Beneficial Ownership (as such term is defined in the Charter) of Shares (as such term is defined in the Charter) exceeds 18% JPMorgan may transfer or assign a number of Options sufficient to reduce (i) such “beneficial ownership” to 8.0% or less, (ii) the Option Equity Percentage to 10.14% or less or (iii) the Bank’s Beneficial Ownership (as such term is defined in the Charter) of Shares (as such term is defined in the Charter) to 18% or less to any third party with a rating for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A1 or better by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and JPMorgan. If after JPMorgan’s commercially reasonable efforts, JPMorgan is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to JPMorgan and within a time period reasonably acceptable to JPMorgan of a sufficient number of Options to reduce (i) JPMorgan’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 8.0% of Counterparty’s outstanding Shares or less, (ii) the Option Equity Percentage to 10.14% or less or (iii) Bank’s Beneficial Ownership (as such term is defined in the Charter) of Shares (as such term is defined in the Charter) to 18% or less, JPMorgan may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) its “beneficial ownership” following such partial termination will be equal to or less than 8.0%, (ii) the Option Equity Percentage following such partial termination will be equal to or less than 10.14% or (iii) Bank’s Beneficial Ownership (as such term is defined in the Charter) of Shares (as such term is defined in the Charter) following such partial termination will be equal to or less than 18%. Solely for purposes of this subsection, following receipt of any Repurchase Notice or Conversion Rate Adjustment Notice, (i) JPMorgan’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) with respect to Shares, (ii) the Options Equity Percentage and (iii) Bank’s Beneficial Ownership (as such term is defined in the Charter) with respect to the Shares (as such term is defined in the Charter), as the case may be, shall incorporate the deemed effect of the relevant Share repurchase (in the case of a Repurchase Notice) or New Conversion Rate (in the case of a Conversion Rate Adjustment Notice). In the event that JPMorgan so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 9(n) shall apply to any amount that is payable by JPMorgan to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform JPMorgan’s obligations in respect of this Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Counterparty to the extent of any such performance.

(i)	Amendment. Paragraph (i) of Section 9.7(b) of the Equity Definitions is hereby amended for purposes of this Transaction by replacing “two-year” with “90 calendar day”.

(j)	Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof.

(k)	Role of Agent. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of JPMorgan (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(l)	Additional Provisions.

(i) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “ or (C) at JPMorgan’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(ii) Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words “Calculation Agent” in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

“and based on an amount representing the Calculation Agent’s commercially reasonable, good faith determination of the fair value to Buyer of an option with terms that would preserve for Buyer the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Nationalization or De-Listing Event, as the case may be.”

(m)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) this Transaction and (ii) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

(n)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of this Transaction, an amount is payable by JPMorgan to Counterparty (i) pursuant to Section 9.7 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), JPMorgan may, in its sole discretion, satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Counterparty, confirmed in writing within one Currency Business Day, between the hours of 9:00 a.m. and 4:00 p.m. New York local time on the Merger Date or Early Termination Date, as applicable (“Notice of Share Termination”). Upon Notice of Share Termination no later than 8:00 a.m. on the Exchange Business Day immediately following the Merger Date or Early Termination Date, as applicable, the following provisions shall apply:

Share Termination Alternative:	Applicable and means that JPMorgan shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 9.7 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to JPMorgan of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the

Calculation Agent to JPMorgan at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to this Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent in a manner consistent with the Notice of Merger Consideration (as defined in Section 9(t) below).

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Settlement is applicable to this Transaction.
(o)	Indemnification. Counterparty agrees to indemnify and hold harmless JPMorgan and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including, without limitation, losses relating to JPMorgan’s hedging or trading activities, losses relating to JPMorgan’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider,” any losses resulting from the operation of any ownership limitations contained in the Charter and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of (i) Counterparty’s failure to publicly announce and disclose the contents of any Repurchase Notice or Conversion Rate Adjustment Notice, as the case may be, or (ii) Counterparty’s failure to provide JPMorgan with a Repurchase Notice on the day and in the manner specified in Section 9(c); and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to publicly announce and disclose the contents of any Repurchase Notice or Conversion Rate Adjustment Notice, as the case may be, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this subsection that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this subsection that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this subsection is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this subsection are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. The indemnity and contribution agreements contained in this subsection shall remain operative and in full force and effect regardless of the termination of this Transaction.

(p)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(q)	Right to Extend. JPMorgan may delay any Settlement Date or any other date of delivery by JPMorgan, with respect to some or all of the Options hereunder, if JPMorgan reasonably determines, in its discretion, that such extension is reasonably necessary to enable JPMorgan to effect purchases of Shares in connection with its hedging activity or settlement activity hereunder in a manner that would, if JPMorgan were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal and regulatory requirements.

(r)	Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(t)	Notice of Merger Consideration. Counterparty covenants and agrees that, as promptly as practicable following the public announcement of any consolidation, merger and binding share exchange to which Counterparty is a party, or any sale of all or substantially all of Counterparty’s assets, in each case pursuant to which the Shares will be converted into cash, securities or other property, Counterparty shall, if applicable, notify JPMorgan in writing (the “Notice of Merger Consideration”) of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such transaction or event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such transaction or event is consummated.

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax to (212) 622 8519.
Very truly yours,

J.P. Morgan Securities Inc., as agent for
JPMorgan Chase Bank, National Association

By:	/s/ JEFF ZAJKOWSKI

Authorized Signatory
Name: Jeff Zajkowski

Accepted and confirmed
as of the Trade Date:

CapitalSource Inc.

By:	/s/ JEFFREY LIPSON

Authorized Signatory
Name: Jeffrey Lipson Vice President & Treasurer
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746. Registered
Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority